SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                        ---------------------------

                                 FORM 8-A/A
             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                           SECURITIES ACT OF 1934

                              AMENDMENT NO. 1
                         -------------------------

                            THE PITTSTON COMPANY
           -----------------------------------------------------
           (Exact name of registrant as specified in its charter)

           VIRGINIA                                     54-1317776
---------------------------------         ------------------------------------
(State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                               P.O. Box 4229,
                       1000 Virginia Center Parkway,
                       Richmond, Virginia 23058-4229
               --------------------------------------------
                  (Address of principal executive offices)

                           --------------------
Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class                Name of each exchange on which
   to be so registered                each class is to be registered

Pittston Brink's Group Rights to      New York Stock Exchange
  Purchase Series A Participating
  Cumulative Preferred Stock

Pittston Minerals Group Rights to     New York Stock Exchange
  Purchase Series B Participating
  Cumulative Preferred Stock

Pittston Burlington Group Rights to   New York Stock Exchange
  Purchase Series D Participating
  Cumulative Preferred Stock

                           --------------------
Securities to be registered pursuant to Section 12(g) of the Act:

                                    None
                -------------------------------------------
                              (Title of Class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

For a description of the Pittston Brink's Group Rights, the Pittston Minerals Group Rights and Pittston Burlington Group Rights (the "Rights") to be registered hereunder, reference is made to the Company's Registration Statement on Form 8-A filed on February 26, 1996, and is incorporated by reference.

On April 30, 1997, The Pittston Company (the "Company") executed Amendment No. 1 dated as of April 30, 1997 to the Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of January 19, 1996, between the Company and ChaseMellon Shareholder Services, L.L.C., as successor in interest to Chemical Mellon Shareholder Services, L.L.C., as rights agent. This amendment amended the Rights Agreement in order to modify the requirements by which a successor rights agent may be named. On May 30, 1997, the Company appointed BankBoston, N.A. as successor rights agent under the Rights Agreement.

On July 31, 1997, the Company executed Amendment No. 2 dated as of July 31, 1997 (the "Rights Amendment") to the Rights Agreement. The Rights Amendment amended the Rights Agreement to (i) extend the expiration of the Rights Agreement for another ten years to September 25, 2007, (ii) lower the threshold under which the Rights become exercisable to an acquisition by an unapproved third party of more than 15% of the total voting rights of the Company's outstanding common stock and (iii) provide for a cashless exercise of the Rights.

     The first such change effected by the July 31, 1997 Rights Amendment extended the expiration of the Rights Agreement for another ten-year term. The second principal change to the Rights Agreement reduced the threshold of an "Acquiring Person" from a 20% (or, in some cases, 30%) requirement to 15% of the total voting rights of the Company's outstanding common stock. The Rights Amendment also simplified the definition of "Triggering Event" in the Rights Agreement so that the existence of an Acquiring Person is all that is necessary to make the Rights exercisable. Thus, the Rights will be distributed and become exercisable if, among other things, an unapproved party becomes the beneficial owner of more than 15% of the total voting rights of all the outstanding common stock. Further, the Rights Amendment changed the definition of an "Acquiring Person" so that it excludes any third party which inadvertently acquires more than 15% of the total voting rights provided that such person reduces its percentage of beneficial ownership to 15% of the total voting rights or less by the close of business on the fifth business day after notice from the Company that such person's ownership exceeds 15%. Finally, the third substantial change to the Rights Agreement added the provision for a cashless exchange of the Rights. This provision provides that, after such time as there is an Acquiring Person, the Board may elect to exchange each Right (other than Rights owned by an Acquiring Person) for a variety of forms of consideration, including that number of shares of common stock obtained by dividing the Purchase Price for the Rights by the market price of the common stock at the time of the exchange. This effectively would give holders of the Rights the benefit they would receive under the "flip-in" mechanism of the Rights Agreement without requiring them actually to exercise the Rights and pay the Purchase Price therefor.

ITEM 2.  EXHIBITS

     1. Amended and Restated Rights Agreement dated as of January 19, 1996 (the "Rights Agreement"), between The Pittston Company and Chemical Mellon Shareholder Services, L.L.C., as Rights Agent. (Filed as Exhibit 2 to the Company's Registration Statement on Form 8-A filed on February 26, 1996 and incorporated by reference herein).

     2. Amendment No. 1 to Rights Agreement, dated as of April 30, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C., as successor in interest to Chemical Mellon Shareholder Services, L.L.C., as rights agent.

     3. Amendment No. 2 to Rights Agreement, dated as of July 31, 1997, between the Company and Bank Boston, N.A., as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DATED:  August 11, 1997            THE PITTSTON COMPANY


                                   By  /s/ Austin F. Reed
                                     --------------------------
                                     Name:  Austin F. Reed
                                     Title: Vice President, General
                                            Counsel and Secretary